As filed with the Securities and Exchange Commission on October 9, 2009

Registration No. 333-161978

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CPI AEROSTRUCTURES, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	11-2520310
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

60 Heartland Boulevard
Edgewood, New York 11717
(631) 586-5200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant's Principal Executive Office)

Edward J. Fred
President and Chief Executive Officer
CPI Aerostructures, Inc.
60 Heartland Boulevard
Edgewood, New York 11717
(631) 586-5200
(Name, Address, Including Zip Code, and Telephone Number, Including Area
Code, of Agent for Service)

Copies to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue, 19th Floor
New York, New York  10174
Telephone:  (212) 818-8800
Fax:  (212) 818-8881

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                   Accelerated filer ☐
Non-accelerated filer ☐                                                                                     Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (1)(2)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (3)
Common stock, par value $.001 per share	–	–	–	–
Preferred stock, par value $.001 per share	–	–	–	–
Warrants	–	–	–	–
Debt Securities	–	–	–	–
Units	–	–	–	–
Total			$10,000,000	$558.00	(4)

(1)
Omitted pursuant to General Instruction II.D of Form S-3 and Rule 457(o) promulgated under the Securities Act of 1933, as amended.  The proposed amount to be registered, maximum offering price per unit and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2)
This registration statement covers such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants and units, and such indeterminate principal amount of debt securities of the registrant as have an aggregate initial offering price not to exceed $10,000,000.  Any of the securities registered hereunder may be sold separately, or as units of other securities registered hereby.  The securities registered hereunder are to be issued from time to time at prices to be determined.  The securities registered hereunder also include such indeterminate number of securities registered hereby as may be issued upon conversion or exchange of preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover such additional number of securities as may be offered or issued in connection with any stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file a revised version of Exhibit 5.1 to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, are as follows:

SEC registration fee	$558.00
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous	$2,500.00
Total	$33,058.00

Item 15.	Indemnification of Directors and Officers.

The laws of the New York permit the indemnification of directors, employees, officers and agents of New York corporations. Sections 721 through 726, inclusive, of the Business Corporation Law of New York (“BCL”) authorize New York corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been officers or directors and to purchase and maintain insurance for indemnification of such officers and directors. Section 402(b) of the BCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit directors’ personal liability to the corporation or its shareholders for damages arising out of certain alleged breaches of their duties as directors. The BCL, however, provides that no such limitation of liability may affect a director’s liability with respect to any of the following: (1) acts or omissions made in bad faith or which involved intentional misconduct or a knowing violation of law; (2) any transaction from which the director derived a financial profit or other advantage to which he was not legally entitled; (3) the declaration of dividends or other distributions or purchase or redemption of shares in violation of the BCL; or (4) the distribution of assets to shareholders after dissolution of the corporation without paying or adequately providing for all known liabilities of the corporation or making loans to directors in violation of the BCL.

Our certificate of incorporation, as amended, provides that the personal liability of our directors is eliminated to the fullest extent permitted by Section 402(b) of the BCL. In addition, our amended and restated bylaws provide in substance that each director and officer shall be indemnified by us against reasonable expenses, including attorney's fees, and any liabilities that he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been a director or officer of ours. The indemnification provided by the our bylaws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled. We also have directors’ and officers’ liability insurance.

In addition, we have entered into indemnification agreements with each of our executive officers and directors which provide that we will indemnify and advance expenses to such officer or director to the fullest extent permitted by law and provides the procedure for entitlement of indemnification.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

Item 16.	Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-6.

Item 17.	Undertakings

(a)           The undersigned registrant hereby undertakes:

 (1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)           (i)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(j)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Edgewood, New York on October 9, 2009.

CPI AEROSTRUCTURES, INC

By:	/s/ Edward J. Fred
	Name:	Edward J. Fred
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	*	Chairman of the Board	October 9, 2009
Eric Rosenfeld

By:	/s/ Edward J. Fred	President, Chief Executive Officer and	October 9, 2009
	Edward J. Fred	Director (Principal Executive Officer)

By:	/s/ Vincent Palazzolo	Chief Financial Officer (Principal	October 9, 2009
	Vincent Palazzolo	Financial Officer and Principal Accounting Officer)

By:	*	Director	October 9, 2009
Harvey J. Bazaar

By:	*	Director	October 9, 2009
Kenneth McSweeney

By:	*	Director	October 9, 2009
Walter Paulick

*           By Edward J. Fred, by power of attorney.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement or other similar agreement.**

4.1	Form of Certificate of Designation of Preferred Stock.**

4.2	Form of Warrant.**

4.3	Form of Indenture for Senior Debt Securities between the Registrant and Trustee to be designated.†

4.4	Form of Indenture for Subordinated Debt Securities between the Registrant and Trustee to be designated.†

5.1	Opinion of Graubard Miller.*

10.1	Form of Securities Purchase Agreement or other similar agreement.**

12.1	Computation of ratio of earnings to fixed charges.†

23.1	Consent of J.H. Cohn LLP.†

23.2	Consent of Graubard Miller (included in its opinion filed as Exhibit 5.1).

24	Power of Attorney.†

25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under an indenture.***

†	Previously filed.

*	Filed herewith.

**
To be filed, if applicable, subsequent to the effectiveness of this Registration Statement by an amendment to this Registration Statement or by incorporation by reference through a Current Report on Form 8-K filed in connection with an offering of securities.

***	To be filed subsequent to the effectiveness of this Registration Statement pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.